Exhibit 99.1

Pitney Bowes Announces Third Quarter 2009 Results

STAMFORD, Conn.--(BUSINESS WIRE)--November 3, 2009--Pitney Bowes Inc. (NYSE:PBI) today reported third quarter 2009 financial results.

Revenue for the quarter was $1.36 billion compared with $1.55 billion in the prior year, a decline of 12 percent. A stronger dollar reduced revenue by 2 percent year-over-year. Adjusted earnings per diluted share from continuing operations was $0.55, compared with $0.67 in the prior year. Earnings reflect the negative impacts of $0.01 per diluted share associated with currency and $0.01 per diluted share from incremental pension costs when compared with the prior year.

On a Generally Accepted Accounting Principles (GAAP) basis, earnings per diluted share was $0.50 compared with $0.47 for the prior year. GAAP earnings per diluted share for this quarter includes a $0.01 loss associated with discontinued operations and a $0.04 charge for restructuring costs associated with our strategic transformation initiatives.

Free cash flow was $223 million for the quarter while on a GAAP basis the company generated $249 million in cash from operations. Free cash flow benefited from lower capital expenditures and lower levels of finance receivables. During the quarter the company paid $75 million of dividends to common shareholders.

Year-to-date, the company has generated $666 million in free cash flow and on a GAAP basis $732 million in cash from operations, which was partially used to reduce debt by $298 million.

The company’s results for the quarter and year-to-date are summarized below:

	Third Quarter	Year-to-date
Adjusted EPS	$0.55	$1.64
Restructuring	($0.04)	($0.04)
Tax Adjustments	N/M	($0.06)
GAAP EPS from Continuing Operations	$0.51	$1.54
Discontinued Operations	($0.01)	$0.03
GAAP EPS	$0.50	$1.57

“We have been aggressively implementing a series of actions to help mitigate the impact of a challenging business environment characterized by ongoing economic pressures, depressed mail volumes, and evolving customer behaviors,” noted Pitney Bowes Chairman, President and CEO Murray D. Martin. “To enhance long-term growth and value creation in this changing environment, we introduced new solutions to the marketplace, we entered new partnerships to deliver more value to our customers worldwide, and we initiated a comprehensive program to transform our business processes and operations.

“We also continued to take significant actions to reduce costs and enhance productivity. The benefits from our earlier actions are again visible in our sequential results as EBIT and EBIT margins improved in 6 of our 7 business segments compared with the second quarter 2009.

“We generated significant free cash flow and saw a sequential improvement in our supplies and rental revenue streams, even as equipment sales continued to be tempered by the economic environment.

“We believe that our strategic transformation process will help us navigate the current environment and enhance our positioning for long-term growth when the economy rebounds. We are analyzing a wide range of opportunities for process and operational improvements in areas such as our global customer interactions and product development processes.

“Currently, we are targeting annualized benefits, net of investments, from our strategic transformation initiatives in the range of at least $150 to $200 million on a pre-tax basis. We expect the full benefit run rate to be achieved by 2012. The restructuring charge in the current quarter represents costs associated with initial actions identified as part of the diagnostic phase of this project. Starting in the fourth quarter, there will be additional ongoing costs associated with achieving these benefits, and both the benefits and costs will be recognized as different actions are approved and implemented.

“Based upon our results year-to-date and our expectations for the remainder of the year, we are narrowing the range for adjusted and GAAP earnings per diluted share. We now expect adjusted earnings per diluted share will be in the range of $2.19 to $2.31 and GAAP earnings per diluted share will be in the range of $2.09 to $2.21. We are also increasing our guidance range for cash flow and slightly reducing our revenue expectations.”

Business Segment Results

Mailstream Solutions revenue declined 12 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 14 percent to $925 million and earnings before interest and taxes (EBIT) declined 21 percent to $227 million compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing revenue declined 12 percent to $491 million and EBIT declined 19 percent to $178 million compared with the prior year. Revenue declined by 4 percent and EBIT declined by 8 percent compared with the second quarter. Sequential revenue comparisons are negatively impacted by an increase in the number of customers renewing leases on equipment rather than upgrading; absence of a postal rate increase which generates sales; and, a seasonal impact on the equipment sales cycle.

The company continued its focus on customer retention, as many customers continued to take advantage of the option to extend leases on existing equipment. The quarter’s revenue and EBIT also reflect lower levels of high-margin financing revenue as a result of reduced equipment sales in both the current and prior quarters. In October the company continued to enhance its product line with the launch of the new fully-featured mid-market DM475 mail and metering solution.

International Mailing revenue declined 11 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 17 percent to $225 million with more than 6 points of this decline due to adverse currency impact, and EBIT declined 29 percent to $29 million when compared with the prior year. Reported revenue increased by 3 percent, EBIT increased by 8 percent and EBIT margin improved by 60 basis points, when compared with the second quarter of 2009.

Similar to the U.S., results have been impacted by lower recurring revenue streams such as financing and supplies, as a result of weak demand throughout the economic downturn. At the end of the third quarter the company began to see signs of stabilization of business trends in Canada, Asia Pacific, and parts of Europe, despite generally weak economic conditions.

Worldwide Production Mail revenue declined 16 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 18 percent to $126 million with 2 points of the decline due to adverse currency impact. EBIT declined 50 percent to $11 million compared with the prior year. Reported revenue declined 3 percent while EBIT increased 10 percent and EBIT margin improved 110 basis points when compared with the second quarter.

Production Mail again achieved sequential growth and margin improvement in service revenue, despite lower equipment sales as a result of customers around the world keeping existing equipment longer than usual. One example of how the company is positioning itself to provide incremental value to its customers is through a partnership announced during the quarter with Hewlett Packard. The company will sell Hewlett Packard’s digital high-speed color printer as part of an integrated solution with Pitney Bowes’ inserting equipment.

Software revenue declined 9 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 13 percent to $82 million while EBIT increased 160 percent to $8 million, compared with the prior year. Reported revenue was essentially flat and EBIT increased 58 percent compared with the second quarter 2009. EBIT margin reached 10 percent in the quarter, more than double the prior year.

The company has taken significant actions to integrate acquired businesses, focus the product line and rebrand its software offerings. Despite worldwide consolidation in the financial services industry and weakness in the retail sector impacting software sales, the company’s actions have resulted in substantial EBIT margin improvements versus the prior year. This is expected to benefit EBIT growth in the seasonally more significant fourth quarter.

Mailstream Services revenue declined 6 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 8 percent to $432 million and EBIT increased 26 percent to $50 million compared with the prior year.

Within Mailstream Services:

Management Services revenue declined 8 percent on a constant currency basis compared with the prior year. On a reported basis, revenue declined 10 percent to $259 million while EBIT improved 21 percent to $20 million compared with the prior year. Reported revenue declined 2 percent and EBIT increased 21 percent compared with the second quarter.

In the U.S., EBIT as a percentage of revenue remained above 10 percent, comparable to the first half of the year. The company has implemented a more variable cost infrastructure that allows it to align costs with changing volumes. This flexibility helped drive EBIT improvements despite lower business activity. Outside the U.S., the company instituted similar productivity enhancements that have improved profitability despite lower print and transaction volumes due to the economy. This will provide the international operations with increased leverage as the economy improves and revenue rebounds.

Mail Services revenue declined 3 percent on a constant currency basis. On a reported basis, revenue declined 4 percent to $134 million while EBIT increased 49 percent to $23 million compared with the prior year. Reported revenue declined 3 percent while EBIT increased 6 percent and EBIT margin improved by 150 basis points when compared with the second quarter of 2009.

Mail Services continues to capture significant new customers even as mail volume per customer has declined as a result of overall trends in mail volumes. The company achieved improved EBIT margin contributions versus last year from the integration of mail services sites acquired in 2008 and the ongoing automation and productivity initiatives taken by the business.

Marketing Services revenue declined 6 percent to $39 million and EBIT declined 8 percent to $7 million compared with the prior year. Revenue increased 11 percent and EBIT increased 32 percent compared with the second quarter of 2009, benefiting partially from a seasonal increase in household moves during the summer.

On a year-over-year basis, revenue was negatively affected by fewer household moves which resulted in the need for fewer change of address kits. Ongoing production efficiencies resulted in EBIT margin improvement on a sequential basis.

2009 Guidance

The company is modifying its 2009 annual guidance as follows:

  The company is narrowing its range for adjusted and GAAP earnings per diluted share from continuing operations. The adjusted earnings per diluted share range for 2009 is now $2.19 to $2.31. Adjusted earnings per diluted share from continuing operations excludes an estimated 6 cents per diluted share non-cash tax charge associated with out-of-the-money stock options that was primarily recorded in the first half of 2009. Adjusted earnings per diluted share also excludes a $0.04 per share restructuring charge recorded in the third quarter. The company’s current 2009 expectations for diluted earnings per share on a GAAP basis include the restructuring charges recorded in the third quarter, but do not include any potential restructuring charges in the fourth quarter. The company expects earnings per diluted share from continuing operations on a GAAP basis for the year will be in the range of $2.09 to $2.21.

  Revenue for the year is now expected to decline by 5 to 8 percent on a constant currency basis and 8 to 11 percent on a reported basis.
  Based on strong cash flow performance year-to-date, the company is increasing its free cash flow guidance for 2009 by $50 million to a range of $750 million to $850 million.

The 2009 earnings guidance is summarized in the table below:

Full Year 2009
Adjusted EPS	$2.19 to $2.31
Tax Adjustments	($0.06)
Restructuring	($0.04)
GAAP EPS from Continuing Operations	$2.09 to $2.21

Mr. Martin concluded, “We are committed to making the most of the opportunities we have to transform the way we operate as a global company so that we can build sustainable long-term value for shareholders and customers. That is why we are excited about the prospects of our strategic transformation initiative. The expected improvements to our business practices, processes and operating model will move us toward a more integrated global business with enhanced go-to-market options and a flexible and variable cost infrastructure.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $6.3 billion global technology leader whose products, services and solutions deliver value within the mailstream and beyond. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges and our future revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand; changes in foreign currency exchange rates; and changes in postal regulations, as more fully outlined in the company's 2008 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2009 and 2008, and consolidated balance sheets at September 30, 2009 and June 30, 2009 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Equipment sales	$225,759	$296,520	$714,780	$910,883
Supplies	83,464	96,864	253,466	305,750
Software	87,295	100,092	254,401	314,617
Rentals	163,711	182,850	487,992	553,658
Financing	171,228	195,632	528,534	591,834
Support services	177,607	193,516	531,200	579,996
Business services	447,756	482,199	1,344,493	1,452,978

Total revenue	1,356,820	1,547,673	4,114,866	4,709,716

Costs and expenses:
Cost of equipment sales	124,819	157,593	387,674	484,988
Cost of supplies	23,785	26,382	68,495	80,673
Cost of software	19,413	25,917	60,480	80,107
Cost of rentals	40,508	36,252	114,372	114,227
Financing interest expense	23,975	27,702	73,865	85,630
Cost of support services	100,541	113,581	300,090	343,507
Cost of business services	335,406	370,213	1,033,933	1,120,193
Selling, general and administrative	435,931	484,650	1,317,410	1,491,154
Research and development	45,052	53,008	138,623	156,176
Restructuring charges and asset impairments	12,845	49,229	12,845	85,137
Other interest expense	27,244	30,037	84,548	91,565
Interest income	(668)	(3,179)	(3,153)	(9,731)

Total costs and expenses	1,188,851	1,371,385	3,589,182	4,123,626

Income from continuing operations before income taxes	167,969	176,288	525,684	586,090

Provision for income taxes	57,691	69,456	192,375	215,389

Income from continuing operations	110,278	106,832	333,309	370,701

Gain (loss) from discontinued operations, net of income tax	(2,429)	(2,063)	5,296	(8,726)

Net income before attribution of noncontrolling interests	107,849	104,769	338,605	361,975

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,622	6,540	13,714	16,134

Pitney Bowes Inc. net income	$103,227	$98,229	$324,891	$345,841

Amounts attributable to Pitney Bowes Inc. common stockholders:
Income from continuing operations	$105,656	$100,292	$319,595	$354,567
Gain (loss) from discontinued operations	(2,429)	(2,063)	5,296	(8,726)

Pitney Bowes Inc. net income	$103,227	$98,229	$324,891	$345,841

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.51	$0.48	$1.55	$1.70
Discontinued operations	(0.01)	(0.01)	0.03	(0.04)

Net income	$0.50	$0.47	$1.57	$1.65

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.51	$0.48	$1.54	$1.68
Discontinued operations	(0.01)	(0.01)	0.03	(0.04)

Net income	$0.50	$0.47	$1.57	$1.64

Average common and potential common shares outstanding	207,643,504	208,655,671	207,198,120	210,586,568

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets				09/30/09	06/30/09
Current assets:
Cash and cash equivalents				$441,128	$445,262
Short-term investments				17,660	23,399
Accounts receivable, less allowances:
09/09	$46,312	06/09	$46,647	772,077	796,119
Finance receivables, less allowances:
09/09	$43,333	06/09	$42,814	1,365,631	1,365,188
Inventories				176,626	171,267
Current income taxes				73,386	91,465
Other current assets and prepayments				98,736	102,911

	Total current assets			2,945,244	2,995,611

Property, plant and equipment, net				529,079	546,805
Rental property and equipment, net				374,021	365,852
Long-term finance receivables, less allowances:
09/09	$25,547	06/09	$25,091	1,370,460	1,382,681
Investment in leveraged leases				231,088	212,235
Goodwill				2,294,594	2,276,151
Intangible assets, net				319,040	341,612
Non-current income taxes				66,280	58,044
Other assets				414,215	389,188

Total assets				$8,544,021	$8,568,179

Liabilities, noncontrolling interests and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities				$1,693,697	$1,722,404
Current income taxes				112,908	103,042
Notes payable and current portion of long-term obligations				170,783	292,869
Advance billings				452,380	491,073

	Total current liabilities			2,429,768	2,609,388

Deferred taxes on income				366,721	320,842
Tax uncertainties and other income tax liabilities				293,476	296,711
Long-term debt				4,218,646	4,209,129
Other non-current liabilities				783,750	788,244

	Total liabilities			8,092,361	8,224,314

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)				374,165	374,165

Stockholders' equity (deficit):
Cumulative preferred stock, $50 par value, 4% convertible				4	7
Cumulative preference stock, no par value, $2.12 convertible				876	969
Common stock, $1 par value				323,338	323,338
Additional paid-in capital				251,273	249,312
Retained earnings				4,380,513	4,351,845
Accumulated other comprehensive loss				(461,550)	(533,571)
Treasury stock, at cost				(4,416,959)	(4,422,200)

	Total Pitney Bowes Inc. stockholders' equity (deficit)			77,495	(30,300)

Total liabilities, noncontrolling interests and stockholders' equity (deficit)				$8,544,021	$8,568,179

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2009
(Unaudited)

(Dollars in thousands)
	Three Months Ended September 30,
			%
	2009	2008	Change
Revenue

U.S. Mailing	$491,036	$558,038	(12%)
International Mailing	224,681	271,727	(17%)
Production Mail	126,434	154,554	(18%)
Software	82,361	94,221	(13%)
Mailstream Solutions	924,512	1,078,540	(14%)

Management Services	259,370	287,989	(10%)
Mail Services	134,042	139,689	(4%)
Marketing Services	38,896	41,455	(6%)
Mailstream Services	432,308	469,133	(8%)

Total revenue	$1,356,820	$1,547,673	(12%)

EBIT (1)

U.S. Mailing	$178,066	$221,179	(19%)
International Mailing	29,193	41,123	(29%)
Production Mail	11,494	23,183	(50%)
Software	8,241	3,167	160%
Mailstream Solutions	226,994	288,652	(21%)

Management Services	19,517	16,064	21%
Mail Services	23,024	15,467	49%
Marketing Services	7,448	8,088	(8%)
Mailstream Services	49,989	39,619	26%

Total EBIT	$276,983	$328,271	(16%)

Unallocated amounts:
Interest, net	(50,551)	(54,560)
Corporate expense	(45,618)	(48,194)
Restructuring charges and asset impairments	(12,845)	(49,229)

Income from continuing operations before income taxes	$167,969	$176,288

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2009
(Unaudited)

(Dollars in thousands)	Nine Months Ended September 30,
			%
	2009	2008	Change
Revenue

U.S. Mailing	$1,517,377	$1,687,229	(10%)
International Mailing	679,893	882,145	(23%)
Production Mail	366,000	439,358	(17%)
Software	240,559	296,134	(19%)
Mailstream Solutions	2,803,829	3,304,866	(15%)

Management Services	789,635	891,078	(11%)
Mail Services	413,891	399,875	4%
Marketing Services	107,511	113,897	(6%)
Mailstream Services	1,311,037	1,404,850	(7%)

Total revenue	$4,114,866	$4,709,716	(13%)

EBIT (1)

U.S. Mailing	$561,232	$663,469	(15%)
International Mailing	87,201	142,520	(39%)
Production Mail	26,974	47,116	(43%)
Software	16,064	15,962	1%
Mailstream Solutions	691,471	869,067	(20%)

Management Services	49,294	52,931	(7%)
Mail Services	63,322	49,836	27%
Marketing Services	17,323	15,558	11%
Mailstream Services	129,939	118,325	10%

Total EBIT	$821,410	$987,392	(17%)

Unallocated amounts:
Interest, net	(155,260)	(167,464)
Corporate expense	(127,621)	(148,701)
Restructuring charges and asset impairments	(12,845)	(85,137)

Income from continuing operations before income taxes	$525,684	$586,090

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

GAAP income from continuing operations
after income taxes, as reported	$105,656	$100,292	$319,595	$354,567
Restructuring charges and asset impairments	8,300	39,117	8,300	61,862
Tax adjustment	216	-	12,204	6,480
MapInfo purchase accounting	-	-	-	322
Income from continuing operations
after income taxes, as adjusted	$114,172	$139,409	$340,099	$423,231

GAAP diluted earnings per share from
continuing operations, as reported	$0.51	$0.48	$1.54	$1.68
Restructuring charges and asset impairments	0.04	0.19	0.04	0.29
Tax adjustment	0.00	-	0.06	0.03
MapInfo purchase accounting	-	-	-	0.00
Diluted earnings per share from continuing
operations, as adjusted	$0.55	$0.67	$1.64	$2.01

GAAP net cash provided by operating activities,
as reported	$249,038	$285,611	$732,424	$756,059
Capital expenditures	(36,319)	(54,632)	(126,509)	(169,978)
Restructuring payments and discontinued operations	17,647	28,941	66,757	66,451
Reserve account deposits	(7,768)	(1,835)	(6,236)	16,617

Free cash flow, as adjusted	$222,598	$258,085	$666,436	$669,149

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website: www.pitneybowes.com